Exhibit 99.1
News Release

Contact:
Investors	Media
Ankur Vyas	Mike McCoy
(404) 827-6714	(404) 588-7230
For Immediate Release
October 21, 2016

SunTrust Reports Third Quarter 2016 Results
Diverse Business Model and Continued Execution of Core Strategies
Leads to Strong Revenue Growth

ATLANTA -- SunTrust Banks, Inc. (NYSE: STI) reported net income available to common shareholders of $457 million, or $0.91 per average common diluted share. This compares to $0.94 for the prior quarter and $1.00 for the third quarter of 2015. The prior quarter and prior year quarter were favorably impacted by discrete benefits of $0.05 and $0.11, respectively. Excluding these benefits, earnings per share grew 2% sequentially and year-over-year.

“This quarter is another reflection of the success we are having in executing against our core strategies,” said William H. Rogers, Jr., chairman and CEO of SunTrust Banks, Inc. “Year-to-date, revenue is up 7% and our efficiency ratio and tangible efficiency ratios have improved by 90 and 100 basis points, respectively. Looking ahead, I remain confident in our ability to drive further long-term value for our shareholders and help our clients and communities achieve financial confidence.”

Third Quarter 2016 Financial Highlights
(Commentary is on a fully taxable-equivalent basis unless otherwise noted. Consistent with SEC guidance in Industry Guide 3 that contemplates the calculation of tax-exempt income on a tax equivalent basis, net interest income, net interest margin, total revenue, and efficiency ratios are provided on a fully taxable-equivalent basis, which generally assumes a 35% marginal federal tax rate. We provide unadjusted amounts in the table on page 3 of this news release and detailed reconciliations and additional information in Appendix A on pages 23 and 24.)

Income Statement

•	Net income available to common shareholders was $457 million, or $0.91 per average common diluted share, compared to $0.94 for the prior quarter and $1.00 for the third quarter of 2015.

◦
The prior quarter and prior year quarter were favorably impacted by discrete benefits of $0.05 and $0.11, respectively. Excluding these benefits, earnings per share grew 2% sequentially and year-over-year.

•	Total revenue increased modestly compared to the prior quarter and 8% compared to the third quarter of 2015.

◦	Sequential revenue growth was driven by a 1% increase in net interest income and strong capital markets-related income, offsetting net asset-related gains recognized in the prior quarter.

◦	Compared to the third quarter of 2015, revenue growth was driven by an 8% increase in net interest income and 10% growth in noninterest income.

•	Net interest margin was 2.96% in the current quarter, down 3 basis points sequentially and up 2 basis points compared to the prior year quarter.

•
Provision for credit losses decreased $49 million sequentially due primarily to continued improvements in the asset quality of the residential loan portfolio, slower loan growth, and a lower energy-related provision. The $65 million increase compared to the third quarter of 2015 was primarily due to higher net charge-offs.

•
Noninterest expense increased 5% sequentially and 11% compared to the prior year quarter. The sequential increase was driven by higher regulatory and compliance costs, increased costs associated with improved business performance, and higher net occupancy costs.

◦
Compared to the prior year quarter, the increase was driven by the same factors impacting the sequential increase in addition to approximately $30 million of discrete recoveries related to previous mortgage matters and approximately $30 million of lower incentive and benefit costs in the third quarter of 2015.

•
The efficiency and tangible efficiency ratios in the current quarter were 63.1% and 62.5%, respectively, and were 62.2% and 61.6%, respectively, on a year-to-date basis. The increase compared to the prior quarter and third quarter of 2015 was impacted by discrete benefits recognized in those quarters.

◦	Year to date, compared to the same period a year ago, the efficiency ratio and tangible efficiency ratio improved by 103 and 119 basis points, respectively, driven by positive operating leverage.

Balance Sheet

•	Average loan balances increased 1% sequentially, due primarily to growth in consumer loans, and 7% compared to the third quarter of 2015, due to broad-based growth across most asset classes.

•	Average consumer and commercial deposits increased 1% sequentially and 7% compared to the third quarter of 2015, driven by growth in lower-cost deposits.

Capital

•
Estimated capital ratios continue to be well above regulatory requirements. The Common Equity Tier 1 ("CET1") ratio was estimated to be 9.8% as of September 30, 2016, and 9.7% on a fully phased-in basis.

•
During the quarter, the Company increased its quarterly common stock dividend from $0.24 per share to $0.26 per share and repurchased $240 million of its outstanding common stock in accordance with its 2016 capital plan.

•	Book value per common share was $46.63 and tangible book value per common share was $34.34, both up 1% from June 30, 2016.

Asset Quality

•	Nonperforming loans increased $5 million from the prior quarter and represented 0.67% of total loans at September 30, 2016.

•	Net charge-offs for the current quarter were $126 million, or 0.35% of average loans on an annualized basis, down $11 million compared to the prior quarter.

•
The provision for credit losses decreased $49 million sequentially due to continued improvements in the asset quality of the residential loan portfolio, slower loan growth, and a lower energy-related provision.

•
At September 30, 2016, the ALLL to period-end loans ratio declined 2 basis points from the prior quarter driven primarily by continued improvements in the asset quality of the residential loan portfolio.

Income Statement (Dollars in millions, except per share data)	3Q 2016	2Q 2016	1Q 2016	4Q 2015	3Q 2015
Net interest income	$1,308	$1,288	$1,282	$1,246	$1,211
Net interest income-FTE [2]	1,342	1,323	1,318	1,281	1,247
Net interest margin	2.88%	2.91%	2.96%	2.90%	2.86%
Net interest margin-FTE [2]	2.96	2.99	3.04	2.98	2.94
Noninterest income	$889	$898	$781	$765	$811
Total revenue	2,197	2,186	2,063	2,011	2,022
Total revenue-FTE [2]	2,231	2,221	2,099	2,046	2,058
Noninterest expense	1,409	1,345	1,318	1,288	1,264
Provision for credit losses	97	146	101	51	32
Net income available to common shareholders	457	475	430	467	519
Earnings per average common diluted share	0.91	0.94	0.84	0.91	1.00

Balance Sheet (Dollars in billions)
Average loans	$142.3	$141.2	$138.4	$135.2	$132.8
Average consumer and commercial deposits	155.3	154.2	149.2	148.2	145.2

Capital
Capital ratios at period end [1] :
Tier 1 capital (transitional)	10.49%	10.57%	10.63%	10.80%	10.90%
Common Equity Tier 1 ("CET1") (transitional)	9.77	9.84	9.90	9.96	10.04
Common Equity Tier 1 ("CET1") (fully phased-in) [2]	9.66	9.73	9.77	9.80	9.89
Total average shareholders’ equity to total average assets	12.12	12.11	12.33	12.43	12.42

Asset Quality
Net charge-offs to average loans (annualized)	0.35%	0.39%	0.25%	0.24%	0.21%
Allowance for loan and lease losses to period-end loans	1.23	1.25	1.27	1.29	1.34
Nonperforming loans to total loans	0.67	0.67	0.70	0.49	0.35
1 Current period Tier 1 capital and CET1 ratios are estimated as of the date of this news release.
2 See Appendix A on page 23 for non-U.S. GAAP reconciliations and additional information.

Consolidated Financial Performance Details
(Commentary is on a fully taxable-equivalent basis unless otherwise noted)
Revenue
Total revenue was $2.2 billion for the current quarter, an increase of $10 million compared to the prior quarter. Net interest income increased $19 million due to growth in average earning assets and one additional day in the current quarter, while noninterest income decreased $9 million due to $44 million in net asset-related gains recognized in the prior quarter, which were substantially offset by growth in capital markets and mortgage production-related income. Compared to the third quarter of 2015, total revenue increased $173 million, or 8%, driven by a $95 million increase in net interest income and a $78 million increase in noninterest income due to growth in mortgage and capital markets-related income, which offset gains from the sale of securities, loans, and leases recognized in the prior year quarter.
For the nine months ended September 30, 2016, total revenue was $6.6 billion, an increase of $423 million, or 7%, compared to the first nine months of 2015. The increase was driven by the same factors that impacted the comparisons to the prior year quarter discussed above.
Net Interest Income
Net interest income was $1.3 billion for the current quarter, an increase of $19 million compared to the prior quarter due primarily to growth in average earning assets and one additional day in the current quarter, partially offset by an increase in average long-term debt. Compared to the third quarter of 2015, the $95 million increase in net interest income was driven by growth in average earning assets and higher earning asset yields, partially offset by higher funding costs.
Net interest margin for the current quarter was 2.96%, compared to 2.99% in the prior quarter and 2.94% in the third quarter of 2015. When compared to the prior quarter, the 3 basis point decrease was largely driven by lower residential mortgage loan and security yields. When compared to the prior year quarter, the 2 basis point increase was primarily due to higher benchmark interest rates in addition to continued positive mix shift within the portfolio, partially offset by higher funding costs.
For the nine months ended September 30, 2016, net interest income was $4.0 billion, a $357 million, or 10%, increase compared to the first nine months of 2015. The net interest margin was 2.99% for the first nine months of 2016, an 11 basis point increase compared to the same period in 2015. The increase in both net interest income and net interest margin were driven by earning asset growth and higher earning asset yields, due primarily to higher benchmark interest rates in addition to continued positive mix shift within the portfolio.
Noninterest Income
Noninterest income was $889 million for the current quarter, compared to $898 million for the prior quarter and $811 million for the third quarter of 2015. The $9 million sequential decrease was due to a decline in other noninterest income, which was positively impacted by $44 million in net asset-related gains recognized in the prior quarter; however, these declines were substantially offset by growth in capital markets and mortgage-related income. Compared to the third quarter of 2015, noninterest income increased $78 million, or 10%, driven by higher mortgage and capital markets-related income, partially offset by a decline in other noninterest income due to gains from the sale of loans and leases in the prior year quarter.
Investment banking income was $147 million for the current quarter, compared to $126 million in the prior quarter and $115 million in the third quarter of 2015. The sequential increase was due to strong deal flow activity across most product categories, particularly syndicated finance and M&A advisory services. Compared to the third quarter of 2015, the increase was due to the same factors impacting the sequential comparison in addition to the continued strength of equity offerings.

Trading income was $65 million for the current quarter, compared to $34 million in the prior quarter and $31 million in the third quarter of 2015. The sequential increase was driven by an increase in the counterparty credit valuation reserve in the prior quarter and higher core trading revenue in the third quarter, most notably fixed income sales and trading. The increase compared to the third quarter of 2015 was due to more favorable market conditions.
Mortgage production income for the current quarter was $118 million, compared to $111 million for the prior quarter and $58 million for the third quarter of 2015. The $7 million increase from the prior quarter was primarily due to higher production volume while the $60 million increase compared to the third quarter of 2015 was primarily due to higher production volume and an increase in gain-on-sale margins. Mortgage application volume increased 6% sequentially and 54% compared to the third quarter of 2015, and closed loan production volume increased 16% sequentially and 37% compared to the third quarter of 2015.
Mortgage servicing income was $49 million for the current quarter, compared to $52 million in the prior quarter and $40 million in the third quarter of 2015. The $3 million decrease from the prior quarter was driven primarily by higher servicing asset decay, arising from elevated refinance activity. The $9 million increase compared to the third quarter of 2015 was due largely to higher servicing fees and improved net hedge performance, partially offset by higher servicing asset decay in the current quarter. The servicing portfolio was $154.0 billion at September 30, 2016, compared to $149.2 billion at September 30, 2015.
Trust and investment management income was $80 million for the current quarter, compared to $75 million for the prior quarter and $86 million for the third quarter of 2015. The $5 million increase from the prior quarter was primarily related to seasonally higher tax-related trust fees in the current quarter. The $6 million decrease compared to the prior year quarter was primarily due to a mix shift in the portfolio and a decline in non-recurring revenue.
Client transaction-related fees (namely service charges on deposits, other charges and fees, and card fees) decreased $11 million compared to the prior quarter due to lower loan commitment fees. Compared to third quarter of 2015, client transaction-related fees were stable.
Retail investment income was $71 million for the current quarter, compared to $72 million in the prior quarter and $77 million in the third quarter of 2015. The $6 million decline compared to the prior year quarter was a result of reduced transactional activity, partially offset by an increase in retail brokerage managed assets.
Other noninterest income was $21 million for the current quarter, compared to $75 million in the prior quarter and $58 million in the third quarter of 2015. The $54 million decrease compared to the second quarter was due primarily to $44 million in net asset-related gains recognized during the prior quarter in addition to certain impairments recognized in the third quarter. The $37 million decrease compared to the third quarter of 2015 was due largely to lower gains related to loan and lease sales.
For the nine months ended September 30, 2016, noninterest income was $2.6 billion, an increase of $66 million compared to the first nine months of 2015 due to higher mortgage and capital markets-related income as well as higher client transaction-related fees, partially offset by a decline in wealth management-related income and a reduction in gains from the sale of securities, loans, and leases.
Noninterest Expense
Noninterest expense was $1.4 billion in the current quarter, an increase of $64 million and $145 million compared to the prior quarter and the third quarter of 2015, respectively. The sequential increase was primarily driven by higher regulatory and compliance costs, increased costs associated with improved business performance, and higher net occupancy costs. The year-over-year increase was driven by the same factors impacting the prior quarter in addition to approximately $30 million of discrete operating loss recoveries and approximately $30 million of lower incentive and benefits costs in the third quarter of 2015.

Employee compensation and benefits expense was $773 million in the current quarter, compared to $763 million in the prior quarter and $725 million in the third quarter of 2015. The sequential increase of $10 million was due to higher salaries and incentive compensation related to improved business performance, partially offset by a seasonal decline in FICA taxes and 401(k) costs. The $48 million increase from the third quarter of 2015 was primarily due to approximately $30 million of lower incentive and benefits costs in the prior year quarter.
Operating losses were $35 million in the current quarter, compared to $25 million in the prior quarter and $3 million in the third quarter of 2015. The sequential increase of $10 million was due to higher regulatory, compliance, and legal-related charges. The $32 million increase compared to the prior year was primarily due to the recognition of discrete recoveries in the third quarter of 2015 as a result of the resolution of previous mortgage matters.
Outside processing and software expense was $225 million in the current quarter, compared to $202 million in the prior quarter and $200 million in the third quarter of 2015. The sequential increase of $23 million and the year-over-year increase of $25 million were due to increased business activity levels, higher utilization of third party services, increased investments in technology to enable ongoing efficiency initiatives, and normal quarterly variability.
FDIC premium and regulatory expense was $47 million in the current quarter, compared to $44 million in the prior quarter and $32 million in the third quarter of 2015. The increase compared to the prior quarter was driven by the FDIC surcharge on large banks, which became effective during the third quarter, while the increase compared to the prior year quarter was due the aforementioned FDIC surcharge and higher FDIC assessment fees, as a result of deposit growth and higher assessment rates.
Marketing and customer development expense was $38 million in the current quarter, compared to $38 million in the prior quarter and $42 million in the third quarter of 2015. The year-over-year decrease of $4 million was due to lower advertising costs in the current quarter.
Net occupancy expense was $93 million in the current quarter, compared to $78 million in the prior quarter and $86 million in the third quarter of 2015. The sequential increase of $15 million was due to discrete benefits recognized in the prior quarter, in addition to a reduction in amortized gains from prior sale leaseback transactions.  The $7 million increase compared to the prior year quarter was also due to a reduction in amortized gains from prior sale leaseback transactions.
Other noninterest expense was $140 million in the current quarter, compared to $142 million in the prior quarter and $126 million in the third quarter of 2015. The $14 million increase compared to the third quarter of 2015 was driven primarily by higher legal and consulting fees in response to regulatory and compliance initiatives, as well as higher credit-related expenses recognized in the current quarter.
For the nine months ended September 30, 2016, noninterest expense was $4.1 billion compared to $3.9 billion for the first nine months of 2015. The $200 million increase was generally related to increased revenue and business activity, increased investments in technology, and heightened regulatory and compliance costs, in addition to discrete benefits recognized in 2015.
Income Taxes
For the current quarter, the Company recorded an income tax provision of $215 million, compared to $201 million for the prior quarter and $187 million for the third quarter of 2015. The effective tax rate for the current quarter was 31%, compared to 29% in the prior quarter and 26% in the third quarter of 2015. The effective tax rate in the third quarter of 2015 was favorably impacted by $35 million in discrete tax benefits.

Balance Sheet
At September 30, 2016, the Company had total assets of $205.1 billion and total shareholders’ equity of $24.4 billion, representing 12% of total assets. Book value per common share was $46.63 and tangible book value per common share was $34.34, both up 1% from June 30, 2016, as growth in retained earnings offset a decrease in accumulated other comprehensive income.
Loans
Average performing loans were $141.3 billion for the current quarter, a 1% increase over the prior quarter and a 7% increase over the third quarter of 2015. The sequential growth was driven by consumer loans and nonguaranteed residential mortgages, up $1.3 billion and $614 million, respectively. This growth was partially offset by declines in average C&I loans and home equity products of $676 million and $389 million, respectively. The increase compared to the third quarter of 2015 was due to broad-based growth across most asset classes. The Company sold approximately $1.0 billion of indirect automobile loans in September of 2016 as part of its overall balance sheet optimization strategy.
Deposits
Average consumer and commercial deposits for the current quarter were $155.3 billion, an increase of 1% over the prior quarter and 7% over the third quarter of 2015. The sequential growth was due to a 2% increase in money market account balances and a 1% increase in demand deposits. The growth compared to the third quarter of 2015 was driven by increases in NOW, money market account balances, and demand deposits of $5.4 billion, $3.4 billion, and $1.5 billion, respectively, partially offset by a slight decline in time deposits.
Capital and Liquidity
The Company’s estimated capital ratios were well above current regulatory requirements with the Common Equity Tier 1 ratio estimated to be 9.8% at September 30, 2016, and 9.7% on a fully phased-in basis. The ratios of average total equity to average total assets and tangible common equity to tangible assets were 12.12% and 8.57%, respectively, at September 30, 2016. The Company continues to have substantial available liquidity in the form of cash, high-quality government-backed or government-sponsored securities, and other available contingency funding sources.
During the third quarter, the Company declared a common stock dividend of $0.26 per common share, an 8% increase from the prior quarter. Additionally, the Company repurchased $240 million of its outstanding common stock during the third quarter, and the Company expects to repurchase approximately $720 million of additional common stock over the next three quarters in accordance with its 2016 capital plan.
Asset Quality
Total nonperforming assets were $1.0 billion at September 30, 2016, up $18 million compared to the prior quarter and $487 million compared to the third quarter of 2015. Compared to the prior year, the increase was driven by increases in energy-related nonperforming C&I loans and nonperforming residential home equity products which coincide with changes to the Company's home equity line workout program introduced during the first quarter of 2016. The ratio of nonperforming loans to total loans was 0.67%, 0.67%, and 0.35% at September 30, 2016, June 30, 2016, and September 30, 2015, respectively.
Net charge-offs were $126 million during the current quarter, a decrease of $11 million and an increase of $55 million compared to the prior quarter and the third quarter of 2015, respectively. The current quarter included $33 million in energy-related net charge-offs compared to $70 million recognized in the prior quarter. The ratio of annualized net charge-offs to total average loans was 0.35% during the current quarter, compared to 0.39% during the prior quarter and 0.21% during the third quarter of 2015. The provision for credit losses was $97 million in the current quarter, a decrease of $49 million and an increase of $65 million compared to the prior quarter and the third quarter of 2015, respectively. The sequential decrease in the provision for credit losses was due to continued improvements in the asset quality of the residential loan portfolio, slower loan growth, and a lower energy-related provision. The increase in the provision for credit losses compared to the third quarter of 2015 was driven primarily by higher net charge-offs.
At September 30, 2016, the allowance for loan and lease losses was $1.7 billion, which represented 1.23% of total loans, a decrease of $31 million from June 30, 2016, due primarily to continued improvement in the asset quality of the residential loan portfolio.
Early stage delinquencies increased 6 basis points from the prior quarter to 0.64% at September 30, 2016. Excluding government-guaranteed loans, early stage delinquencies were 0.25%, up 2 basis points from the prior quarter and down 6 basis points compared to a year ago.
Accruing restructured loans totaled $2.5 billion and nonaccruing restructured loans totaled $306 million at September 30, 2016, of which $2.6 billion were residential loans, $126 million were commercial loans, and $123 million were consumer loans. Nonaccruing restructured loans have increased $130 million relative to December 31, 2015, largely driven by the classification of certain modified home equity products to nonaccrual status in order to coincide with changes to our home equity line risk mitigation program during the first quarter of 2016. At September 30, 2016, substantially all of the nonaccruing restructured home equity loans modified in 2016 were current with respect to payments and many are expected to return to accruing status after the borrowers have demonstrated six months of consistent payment history.

OTHER INFORMATION

About SunTrust Banks, Inc.
SunTrust Banks, Inc. is a purpose-driven company dedicated to Lighting the Way to Financial Well-Being for the people, businesses, and communities it serves. Headquartered in Atlanta, the Company has three business segments: Consumer Banking and Private Wealth Management, Wholesale Banking, and Mortgage Banking. Its flagship subsidiary, SunTrust Bank, operates an extensive branch and ATM network throughout the high-growth Southeast and Mid-Atlantic states, along with 24-hour digital access. Certain business lines serve consumer, commercial, corporate, and institutional clients nationally. As of September 30, 2016, SunTrust had total assets of $205 billion and total deposits of $159 billion. The Company provides deposit, credit, trust, investment, mortgage, asset management, securities brokerage, and capital market services. SunTrust leads onUp, a national movement inspiring Americans to build financial confidence. Join the movement at onUp.com.
Business Segment Results
The Company has included its business segment financial tables as part of this release. All revenue in the business segment tables is reported on a fully taxable-equivalent basis. For the business segments, results include net interest income, which is computed using matched-maturity funds transfer pricing. Further, provision for credit losses represents net charge-offs by segment combined with an allocation to the segments of the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances. SunTrust also reports results for Corporate Other, which includes the Treasury department as well as the residual expense associated with operational and support expense allocations. The Corporate Other segment also includes differences created between internal management accounting practices and U.S. Generally Accepted Accounting Principles ("U.S. GAAP") and certain matched-maturity funds transfer pricing credits and charges. A detailed discussion of the business segment results will be included in the Company’s forthcoming Form 10-Q.
Corresponding Financial Tables and Information
Investors are encouraged to review the foregoing summary and discussion of SunTrust’s earnings and financial condition in conjunction with the detailed financial tables and information which SunTrust has also published today and SunTrust’s forthcoming Form 10-Q. Detailed financial tables and other information are also available at investors.suntrust.com. This information is also included in a current report on Form 8-K furnished with the SEC today.
Conference Call
SunTrust management will host a conference call on October 21, 2016, at 8:00 a.m. (Eastern Time) to discuss the earnings results and business trends. Individuals may call in beginning at 7:45 a.m. (Eastern Time) by dialing 1-888-972-7805 (Passcode: 3Q16). Individuals calling from outside the United States should dial 1-517-308-9091 (Passcode: 3Q16). A replay of the call will be available approximately one hour after the call ends on October 21, 2016, and will remain available until November 21, 2016, by dialing 1-888-568-0509 (domestic) or 1-203-369-3479 (international). Alternatively, individuals may listen to the live webcast of the presentation by visiting the SunTrust investor relations website at investors.suntrust.com. Beginning the afternoon of October 21, 2016, listeners may access an archived version of the webcast in the “Events & Presentations” section of the investor relations website. This webcast will be archived and available for one year.
Non-GAAP Financial Measures
This news release includes non-GAAP financial measures to describe SunTrust’s performance. The reconciliations of those measures to GAAP measures are provided within or in the appendix to this news release beginning at page 23.

In this news release, consistent with Securities and Exchange Commission Industry Guide 3, the Company presents total revenue, net interest income, net interest margin, and efficiency ratios on a fully taxable equivalent (“FTE”) basis, and ratios on an annualized basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.

The Company presents the following additional non-GAAP measures because many investors find them useful. Specifically:

•
The Company presents the allowance for loan and lease losses excluding government-guaranteed loans and fair value loans, and early-stage delinquencies excluding government-guaranteed loans and fair value loans. The Company believes that the exclusion of loans that are held at fair value with no related allowance, and loans guaranteed by a government agency that do not have an associated allowance recorded due to nominal risk of principal loss, better depicts the allowance relative to loans the allowance is intended to cover.

•
The Company presents certain capital information on a tangible basis, including tangible equity, tangible common equity, the ratio of tangible equity to tangible assets, the ratio of tangible common equity to tangible assets, tangible book value per share, and the return on tangible common shareholders’ equity, which removes the after-tax impact of purchase accounting intangible assets from shareholders' equity and removes related intangible asset amortization from net income available to common shareholders. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity and amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital position and return on average tangible common shareholders' equity to other companies in the industry who present similar measures. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. These measures are utilized by management to assess the capital adequacy and profitability of the Company.

•
Similarly, the Company presents an efficiency ratio-FTE and a tangible efficiency ratio-FTE. The efficiency ratio is computed by dividing noninterest expense by total revenue. Efficiency ratio-FTE is computed by dividing noninterest expense by total revenue-FTE. The tangible efficiency ratio-FTE excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

•
The Company presents the Basel III Common Equity Tier 1 (CET1), on a fully-phased in basis. Fully phased-in ratios consider a 250% risk-weighting for MSRs and deduction from capital of certain carryforward DTAs, the overfunded pension asset, and other intangible assets. The Company believes this measure is useful to investors who wish to understand the Company's current compliance with future regulatory requirements.

Important Cautionary Statement About Forward-Looking Statements
This news release contains forward-looking statements. Statements regarding potential future share repurchases, future expected dividends, and future levels of nonaccruing restructured loans are forward-looking statements. Also, any statement that does not describe historical or current facts is a forward-looking statement. These statements often include the words “believes,” “expects,” “anticipates,” “estimates,” “intends,” “plans,” “forecast,” “goals,” “targets,” “initiatives,” “focus,” “potentially,” “probably,” “projects,” “outlook” or similar expressions or future conditional verbs such as “may,” “will,” “should,” “would,” and “could.” Forward-looking statements are based upon the current beliefs and expectations of management and on information currently available to management. Our statements speak as of the date hereof, and we do not assume any obligation to update these statements or to update the reasons why actual results could differ from those contained in such statements in light of new information or future events.

Forward-looking statements are subject to significant risks and uncertainties. Investors are cautioned against placing undue reliance on such statements. Actual results may differ materially from those set forth in the forward looking statements. Future dividends, and the amount of any such dividend, must be declared by our board of directors in the future in their discretion. Also, future share repurchases and the timing of any such repurchase are subject to market conditions and management's discretion. Additional factors that could cause actual results to differ materially from those described in the forward-looking statements can be found in Part I, “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2015 and in other periodic reports that we file with the SEC.

SunTrust Banks, Inc. and Subsidiaries
FINANCIAL HIGHLIGHTS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	Three Months Ended September 30%			Nine Months Ended September 30%
	2016	2015	Change	2016	2015	Change
EARNINGS & DIVIDENDS
Net income	$474	$537	(12)%	$1,413	$1,449	(2)%
Net income available to common shareholders	457	519	(12)	1,363	1,396	(2)
Total revenue	2,197	2,022	9	6,446	6,021	7
Total revenue-FTE [1]	2,231	2,058	8	6,551	6,128	7
Net income per average common share:
Diluted	0.91	1.00	(9)	2.70	2.67	1
Basic	0.92	1.01	(9)	2.72	2.70	1
Dividends paid per common share	0.26	0.24	8	0.74	0.68	9
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$201,476	$188,341	7%	$197,613	$188,635	5%
Earning assets	180,523	168,334	7	177,600	168,325	6
Loans	142,257	132,837	7	140,628	133,000	6
Intangible assets including mortgage servicing rights ("MSRs")	7,415	7,711	(4)	7,509	7,596	(1)
MSRs	1,065	1,352	(21)	1,157	1,243	(7)
Consumer and commercial deposits	155,313	145,226	7	152,911	142,869	7
Total shareholders’ equity	24,410	23,384	4	24,076	23,266	3
Preferred stock	1,225	1,225	—	1,225	1,225	—
Period End Balances:
Total assets				205,091	187,036	10
Earning assets				181,341	168,555	8
Loans				141,532	133,560	6
Allowance for loan and lease losses ("ALLL")				1,743	1,786	(2)
Consumer and commercial deposits				157,592	145,337	8
Total shareholders’ equity				24,449	23,664	3
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.94%	1.13%	(17)%	0.96%	1.03%	(7)%
Return on average common shareholders’ equity [2]	7.89	9.34	(16)	8.01	8.51	(6)
Return on average tangible common shareholders' equity [1,2]	10.73	12.95	(17)	10.95	11.84	(8)
Net interest margin	2.88	2.86	1	2.92	2.79	5
Net interest margin-FTE [1]	2.96	2.94	1	2.99	2.88	4
Efficiency ratio	64.13	62.51	3	63.17	64.31	(2)
Efficiency ratio-FTE [1]	63.14	61.44	3	62.16	63.19	(2)
Tangible efficiency ratio-FTE [1]	62.54	60.99	3	61.63	62.82	(2)
Effective tax rate	31	26	19	30	29	3
Basel III capital ratios at period end (transitional) [3]:
Common Equity Tier 1 ("CET1")				9.77	10.04	(3)
Tier 1 capital				10.49	10.90	(4)
Total capital				12.56	12.72	(1)
Leverage				9.27	9.68	(4)
Basel III fully phased-in CET1 ratio [1,3]				9.66	9.89	(2)
Total average shareholders’ equity to total average assets	12.12%	12.42%	(2)%	12.18	12.33	(1)
Tangible equity to tangible assets [1]				9.24	9.72	(5)
Tangible common equity to tangible assets [1]				8.57	8.98	(5)
Book value per common share [2]				$46.63	$43.44	7
Tangible book value per common share [1,2]				34.34	31.56	9
Market capitalization				21,722	19,659	10
Average common shares outstanding:
Diluted	500,885	518,677	(3)	505,619	522,634	(3)
Basic	496,304	513,010	(3)	501,036	516,970	(3)
Full-time equivalent employees				23,854	24,124	(1)
Number of ATMs				2,163	2,142	1
Full service banking offices				1,369	1,406	(3)

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]
Beginning January 1, 2016, noncontrolling interest was removed from common shareholders' equity in the calculation to provide a more accurate measure of the Company's return on common equity. Accordingly, amounts for periods prior to January 1, 2016 have been updated for consistent presentation.

3 Current period capital ratios are estimated as of the earnings release date.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER FINANCIAL HIGHLIGHTS

	Three Months Ended
	September 30	June 30	March 31	December 31	September 30
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2016	2016	2016	2015	2015
EARNINGS & DIVIDENDS
Net income	$474	$492	$447	$484	$537
Net income available to common shareholders	457	475	430	467	519
Total revenue	2,197	2,186	2,063	2,011	2,022
Total revenue-FTE [1]	2,231	2,221	2,099	2,046	2,058
Net income per average common share:
Diluted	0.91	0.94	0.84	0.91	1.00
Basic	0.92	0.95	0.85	0.92	1.01
Dividends paid per common share	0.26	0.24	0.24	0.24	0.24
CONDENSED BALANCE SHEETS
Selected Average Balances:
Total assets	$201,476	$198,305	$193,014	$189,656	$188,341
Earning assets	180,523	178,055	174,189	170,262	168,334
Loans	142,257	141,238	138,372	135,214	132,837
Intangible assets including MSRs	7,415	7,543	7,569	7,629	7,711
MSRs	1,065	1,192	1,215	1,273	1,352
Consumer and commercial deposits	155,313	154,166	149,229	148,163	145,226
Total shareholders’ equity	24,410	24,018	23,797	23,583	23,384
Preferred stock	1,225	1,225	1,225	1,225	1,225
Period End Balances:
Total assets	205,091	198,892	194,158	190,817	187,036
Earning assets	181,341	178,852	175,710	172,114	168,555
Loans	141,532	141,656	139,746	136,442	133,560
ALLL	1,743	1,774	1,770	1,752	1,786
Consumer and commercial deposits	157,592	151,779	151,264	148,921	145,337
Total shareholders’ equity	24,449	24,464	24,053	23,437	23,664
FINANCIAL RATIOS & OTHER DATA
Return on average total assets	0.94%	1.00%	0.93%	1.01%	1.13%
Return on average common shareholders’ equity [2]	7.89	8.43	7.71	8.32	9.34
Return on average tangible common shareholders' equity [1,2]	10.73	11.54	10.60	11.49	12.95
Net interest margin	2.88	2.91	2.96	2.90	2.86
Net interest margin-FTE [1]	2.96	2.99	3.04	2.98	2.94
Efficiency ratio	64.13	61.53	63.89	64.05	62.51
Efficiency ratio-FTE [1]	63.14	60.56	62.81	62.96	61.44
Tangible efficiency ratio-FTE [1]	62.54	60.05	62.33	62.11	60.99
Effective tax rate	31	29	30	28	26
Basel III capital ratios at period end (transitional) [3]:
CET1	9.77	9.84	9.90	9.96	10.04
Tier 1 capital	10.49	10.57	10.63	10.80	10.90
Total capital	12.56	12.68	12.39	12.54	12.72
Leverage	9.27	9.35	9.50	9.69	9.68
Basel III fully phased-in CET1 ratio [1,3]	9.66	9.73	9.77	9.80	9.89
Total average shareholders’ equity to total average assets	12.12	12.11	12.33	12.43	12.42
Tangible equity to tangible assets [1]	9.24	9.53	9.56	9.40	9.72
Tangible common equity to tangible assets [1]	8.57	8.85	8.85	8.67	8.98
Book value per common share [2]	$46.63	$46.14	$44.97	$43.45	$43.44
Tangible book value per common share [1,2]	34.34	33.98	32.90	31.45	31.56
Market capitalization	21,722	20,598	18,236	21,793	19,659
Average common shares outstanding:
Diluted	500,885	505,633	509,931	514,507	518,677
Basic	496,304	501,374	505,482	508,536	513,010
Full-time equivalent employees	23,854	23,940	23,945	24,043	24,124
Number of ATMs	2,163	2,144	2,153	2,160	2,142
Full service banking offices	1,369	1,389	1,397	1,401	1,406

[1]	See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.

[2]
Beginning January 1, 2016, noncontrolling interest was removed from common shareholders' equity in the calculation to provide a more accurate measure of the Company's return on common equity. Accordingly, amounts for periods prior to January 1, 2016 have been updated for consistent presentation.

3 Current period capital ratios are estimated as of the earnings release date.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended		Increase/(Decrease)		Nine Months Ended		Increase/(Decrease)
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	September 30				September 30
	2016	2015	Amount	% [2]	2016	2015	Amount	% [2]
Interest income	$1,451	$1,333	$118	9%	$4,285	$3,902	$383	10%
Interest expense	143	122	21	17	408	384	24	6
NET INTEREST INCOME	1,308	1,211	97	8	3,877	3,518	359	10
Provision for credit losses	97	32	65	NM	343	114	229	NM
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,211	1,179	32	3	3,534	3,404	130	4
NONINTEREST INCOME
Service charges on deposit accounts	162	159	3	2	477	466	11	2
Other charges and fees	93	97	(4)	(4)	290	285	5	2
Card fees	83	83	—	—	243	247	(4)	(2)
Investment banking income	147	115	32	28	372	357	15	4
Trading income	65	31	34	NM	154	140	14	10
Trust and investment management income	80	86	(6)	(7)	230	255	(25)	(10)
Retail investment services	71	77	(6)	(8)	212	229	(17)	(7)
Mortgage production related income	118	58	60	NM	288	217	71	33
Mortgage servicing related income	49	40	9	23	164	113	51	45
Net securities gains	—	7	(7)	(100)	4	21	(17)	(81)
Other noninterest income	21	58	(37)	(64)	135	173	(38)	(22)
Total noninterest income	889	811	78	10	2,569	2,503	66	3
NONINTEREST EXPENSE
Employee compensation and benefits	773	725	48	7	2,309	2,252	57	3
Outside processing and software	225	200	25	13	626	593	33	6
Net occupancy expense	93	86	7	8	256	255	1	—
Equipment expense	44	41	3	7	126	123	3	2
FDIC premium/regulatory exams	47	32	15	47	127	104	23	22
Marketing and customer development	38	42	(4)	(10)	120	104	16	15
Operating losses	35	3	32	NM	85	33	52	NM
Amortization	14	9	5	56	35	22	13	59
Other noninterest expense	140	126	14	11	388	386	2	1
Total noninterest expense	1,409	1,264	145	11	4,072	3,872	200	5
INCOME BEFORE PROVISION FOR INCOME TAXES	691	726	(35)	(5)	2,031	2,035	(4)	—
Provision for income taxes	215	187	28	15	611	579	32	6
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	476	539	(63)	(12)	1,420	1,456	(36)	(2)
Net income attributable to noncontrolling interest	2	2	—	—	7	7	—	—
NET INCOME	$474	$537	($63)	(12)%	$1,413	$1,449	($36)	(2)%
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$457	$519	($62)	(12)%	$1,363	$1,396	($33)	(2)%
Net interest income-FTE [1]	1,342	1,247	95	8	3,982	3,625	357	10
Total revenue	2,197	2,022	175	9	6,446	6,021	425	7
Total revenue-FTE [1]	2,231	2,058	173	8	6,551	6,128	423	7
Net income per average common share:
Diluted	0.91	1.00	(0.09)	(9)	2.70	2.67	0.03	1
Basic	0.92	1.01	(0.09)	(9)	2.72	2.70	0.02	1
Cash dividends paid per common share	0.26	0.24	0.02	8	0.74	0.68	0.06	9
Average common shares outstanding:
Diluted	500,885	518,677	(17,792)	(3)	505,619	522,634	(17,015)	(3)
Basic	496,304	513,010	(16,706)	(3)	501,036	516,970	(15,934)	(3)

1 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.
2 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED STATEMENTS OF INCOME

	Three Months Ended				Three Months Ended
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	September 30	June 30	Increase/(Decrease)		March 31	December 31	September 30
	2016	2016	Amount	% [2]	2016	2015	2015
Interest income	$1,451	$1,424	$27	2%	$1,411	$1,363	$1,333
Interest expense	143	136	7	5	129	117	122
NET INTEREST INCOME	1,308	1,288	20	2	1,282	1,246	1,211
Provision for credit losses	97	146	(49)	(34)	101	51	32
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	1,211	1,142	69	6	1,181	1,195	1,179
NONINTEREST INCOME
Service charges on deposit accounts	162	162	—	—	153	156	159
Other charges and fees	93	104	(11)	(11)	93	92	97
Card fees	83	83	—	—	78	82	83
Investment banking income	147	126	21	17	98	104	115
Trading income	65	34	31	91	55	42	31
Trust and investment management income	80	75	5	7	75	79	86
Retail investment services	71	72	(1)	(1)	69	71	77
Mortgage production related income	118	111	7	6	60	53	58
Mortgage servicing related income	49	52	(3)	(6)	62	56	40
Net securities gains	—	4	(4)	(100)	—	—	7
Other noninterest income	21	75	(54)	(72)	38	30	58
Total noninterest income	889	898	(9)	(1)	781	765	811
NONINTEREST EXPENSE
Employee compensation and benefits	773	763	10	1	774	690	725
Outside processing and software	225	202	23	11	198	222	200
Net occupancy expense	93	78	15	19	85	86	86
Equipment expense	44	42	2	5	40	41	41
FDIC premium/regulatory exams	47	44	3	7	36	35	32
Marketing and customer development	38	38	—	—	44	48	42
Operating losses	35	25	10	40	24	22	3
Amortization	14	11	3	27	10	17	9
Other noninterest expense	140	142	(2)	(1)	107	127	126
Total noninterest expense	1,409	1,345	64	5	1,318	1,288	1,264
INCOME BEFORE PROVISION FOR INCOME TAXES	691	695	(4)	(1)	644	672	726
Provision for income taxes	215	201	14	7	195	185	187
NET INCOME INCLUDING INCOME ATTRIBUTABLE TO NONCONTROLLING INTEREST	476	494	(18)	(4)	449	487	539
Net income attributable to noncontrolling interest	2	2	—	—	2	3	2
NET INCOME	$474	$492	($18)	(4)%	$447	$484	$537
NET INCOME AVAILABLE TO COMMON SHAREHOLDERS	$457	$475	($18)	(4)%	$430	$467	$519
Net interest income-FTE [1]	1,342	1,323	19	1	1,318	1,281	1,247
Total revenue	2,197	2,186	11	1	2,063	2,011	2,022
Total revenue-FTE [1]	2,231	2,221	10	—	2,099	2,046	2,058
Net income per average common share:
Diluted	0.91	0.94	(0.03)	(3)	0.84	0.91	1.00
Basic	0.92	0.95	(0.03)	(3)	0.85	0.92	1.01
Cash dividends paid per common share	0.26	0.24	0.02	8	0.24	0.24	0.24
Average common shares outstanding:
Diluted	500,885	505,633	(4,748)	(1)	509,931	514,507	518,677
Basic	496,304	501,374	(5,070)	(1)	505,482	508,536	513,010

1 See Appendix A for additional information and reconcilements of non-U.S. GAAP measures to the related U.S.GAAP measures.
2 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED BALANCE SHEETS

	September 30		Increase/(Decrease)
(Dollars in millions and shares in thousands, except per share data) (Unaudited)	2016	2015	Amount	% [2]
ASSETS
Cash and due from banks	$8,019	$3,788	$4,231	NM
Federal funds sold and securities borrowed or purchased under agreements to resell	1,697	1,105	592	54%
Interest-bearing deposits in other banks	24	23	1	4
Trading assets and derivative instruments	7,044	6,537	507	8
Securities available for sale	29,672	27,270	2,402	9
Loans held for sale ("LHFS")	3,772	2,032	1,740	86
Loans held for investment:
Commercial and industrial ("C&I")	68,298	65,371	2,927	4
Commercial real estate ("CRE")	5,056	6,168	(1,112)	(18)
Commercial construction	3,875	1,763	2,112	NM
Residential mortgages - guaranteed	521	627	(106)	(17)
Residential mortgages - nonguaranteed	26,306	24,351	1,955	8
Residential home equity products	12,178	13,416	(1,238)	(9)
Residential construction	393	394	(1)	—
Consumer student - guaranteed	5,844	4,588	1,256	27
Consumer other direct	7,358	5,771	1,587	27
Consumer indirect	10,434	10,119	315	3
Consumer credit cards	1,269	992	277	28
Total loans held for investment	141,532	133,560	7,972	6
Allowance for loan and lease losses ("ALLL")	(1,743)	(1,786)	(43)	(2)
Net loans held for investment	139,789	131,774	8,015	6
Goodwill	6,337	6,337	—	—
MSRs	1,119	1,262	(143)	(11)
Other assets	7,618	6,908	710	10
Total assets [1]	$205,091	$187,036	$18,055	10%
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$43,835	$41,487	$2,348	6%
Interest-bearing consumer and commercial deposits:
NOW accounts	43,093	36,164	6,929	19
Money market accounts	54,763	51,628	3,135	6
Savings	6,256	6,133	123	2
Consumer time	5,659	6,205	(546)	(9)
Other time	3,986	3,720	266	7
Total consumer and commercial deposits	157,592	145,337	12,255	8
Brokered time deposits	950	884	66	7
Foreign deposits	300	150	150	100
Total deposits	158,842	146,371	12,471	9
Funds purchased	2,226	1,329	897	67
Securities sold under agreements to repurchase	1,724	1,536	188	12
Other short-term borrowings	949	1,077	(128)	(12)
Long-term debt	11,866	8,444	3,422	41
Trading liabilities and derivative instruments	1,484	1,330	154	12
Other liabilities	3,551	3,285	266	8
Total liabilities	180,642	163,372	17,270	11
SHAREHOLDERS' EQUITY
Preferred stock, no par value	1,225	1,225	—	—
Common stock, $1.00 par value	550	550	—	—
Additional paid-in capital	9,009	9,087	(78)	(1)
Retained earnings	15,681	14,341	1,340	9
Treasury stock, at cost, and other	(2,131)	(1,451)	680	47
Accumulated other comprehensive income/(loss), net of tax	115	(88)	203	NM
Total shareholders' equity	24,449	23,664	785	3
Total liabilities and shareholders' equity	$205,091	$187,036	$18,055	10%

Common shares outstanding	495,936	514,106	(18,170)	(4)%
Common shares authorized	750,000	750,000	—	—
Preferred shares outstanding	12	12	—	—
Preferred shares authorized	50,000	50,000	—	—
Treasury shares of common stock	53,985	35,815	18,170	51
1 Includes earning assets of $181,341 and $168,555 at September 30, 2016 and 2015, respectively.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
FIVE QUARTER CONSOLIDATED BALANCE SHEETS

(Dollars in millions and shares in thousands, except per share data) (Unaudited)	September 30	June 30	Increase/(Decrease)		March 31	December 31	September 30
	2016	2016	Amount	% [2]	2016	2015	2015
ASSETS
Cash and due from banks	$8,019	$4,134	$3,885	94%	$3,074	$4,299	$3,788
Federal funds sold and securities borrowed or purchased under agreements to resell	1,697	1,107	590	53	1,229	1,277	1,105
Interest-bearing deposits in other banks	24	24	—	—	24	23	23
Trading assets and derivative instruments	7,044	6,850	194	3	7,050	6,119	6,537
Securities available for sale	29,672	29,336	336	1	28,188	27,825	27,270
LHFS	3,772	2,468	1,304	53	1,911	1,838	2,032
Loans held for investment:
C&I	68,298	68,603	(305)	—	68,963	67,062	65,371
CRE	5,056	6,228	(1,172)	(19)	6,034	6,236	6,168
Commercial construction	3,875	2,617	1,258	48	2,498	1,954	1,763
Residential mortgages - guaranteed	521	534	(13)	(2)	623	629	627
Residential mortgages - nonguaranteed	26,306	26,037	269	1	25,148	24,744	24,351
Residential home equity products	12,178	12,481	(303)	(2)	12,845	13,171	13,416
Residential construction	393	397	(4)	(1)	383	384	394
Consumer student - guaranteed	5,844	5,562	282	5	5,265	4,922	4,588
Consumer other direct	7,358	6,825	533	8	6,372	6,127	5,771
Consumer indirect	10,434	11,195	(761)	(7)	10,522	10,127	10,119
Consumer credit cards	1,269	1,177	92	8	1,093	1,086	992
Total loans held for investment	141,532	141,656	(124)	—	139,746	136,442	133,560
ALLL	(1,743)	(1,774)	(31)	(2)	(1,770)	(1,752)	(1,786)
Net loans held for investment	139,789	139,882	(93)	—	137,976	134,690	131,774
Goodwill	6,337	6,337	—	—	6,337	6,337	6,337
MSRs	1,119	1,061	58	5	1,182	1,307	1,262
Other assets	7,618	7,693	(75)	(1)	7,187	7,102	6,908
Total assets [1]	$205,091	$198,892	$6,199	3%	$194,158	$190,817	$187,036
LIABILITIES
Deposits:
Noninterest-bearing consumer and commercial deposits	$43,835	$42,466	$1,369	3%	$42,256	$42,272	$41,487
Interest-bearing consumer and commercial deposits:
NOW accounts	43,093	39,869	3,224	8	39,273	38,990	36,164
Money market accounts	54,763	53,410	1,353	3	53,327	51,783	51,628
Savings	6,256	6,343	(87)	(1)	6,418	6,057	6,133
Consumer time	5,659	5,836	(177)	(3)	6,085	6,108	6,205
Other time	3,986	3,855	131	3	3,905	3,711	3,720
Total consumer and commercial deposits	157,592	151,779	5,813	4	151,264	148,921	145,337
Brokered time deposits	950	972	(22)	(2)	897	899	884
Foreign deposits	300	—	300	NM	—	10	150
Total deposits	158,842	152,751	6,091	4	152,161	149,830	146,371
Funds purchased	2,226	1,352	874	65	1,497	1,949	1,329
Securities sold under agreements to repurchase	1,724	1,622	102	6	1,774	1,654	1,536
Other short-term borrowings	949	1,883	(934)	(50)	1,673	1,024	1,077
Long-term debt	11,866	12,264	(398)	(3)	8,514	8,462	8,444
Trading liabilities and derivative instruments	1,484	1,245	239	19	1,536	1,263	1,330
Other liabilities	3,551	3,311	240	7	2,950	3,198	3,285
Total liabilities	180,642	174,428	6,214	4	170,105	167,380	163,372
SHAREHOLDERS’ EQUITY
Preferred stock, no par value	1,225	1,225	—	—	1,225	1,225	1,225
Common stock, $1.00 par value	550	550	—	—	550	550	550
Additional paid-in capital	9,009	9,003	6	—	9,017	9,094	9,087
Retained earnings	15,681	15,353	328	2	14,999	14,686	14,341
Treasury stock, at cost, and other	(2,131)	(1,900)	231	12	(1,759)	(1,658)	(1,451)
Accumulated other comprehensive income/(loss), net of tax	115	233	(118)	(51)	21	(460)	(88)
Total shareholders’ equity	24,449	24,464	(15)	—	24,053	23,437	23,664
Total liabilities and shareholders’ equity	$205,091	$198,892	$6,199	3%	$194,158	$190,817	$187,036

Common shares outstanding	495,936	501,412	(5,476)	(1)%	505,443	508,712	514,106
Common shares authorized	750,000	750,000	—	—	750,000	750,000	750,000
Preferred shares outstanding	12	12	—	—	12	12	12
Preferred shares authorized	50,000	50,000	—	—	50,000	50,000	50,000
Treasury shares of common stock	53,985	48,509	5,476	11	44,478	41,209	35,815
1 Includes earning assets of $181,341, $178,852, $175,710, $172,114, and $168,555 at September 30, 2016, June 30, 2016, March 31, 2016, December 31, 2015, and September 30, 2015, respectively.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID
	Three Months Ended						(Decrease)/Increase From
	September 30, 2016			June 30, 2016			Sequential Quarter		Prior Year Quarter
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans held for investment: [1]
Commercial and industrial ("C&I")	$68,242	$536	3.13%	$68,918	$533	3.11%	($676)	0.02	$2,973	0.09
Commercial real estate ("CRE")	5,975	44	2.92	6,055	44	2.91	(80)	0.01	(49)	0.07
Commercial construction	2,909	24	3.28	2,589	21	3.25	320	0.03	1,300	0.16
Residential mortgages - guaranteed	540	5	3.34	580	6	3.98	(40)	(0.64)	(90)	0.20
Residential mortgages - nonguaranteed	26,022	243	3.74	25,408	241	3.80	614	(0.06)	1,913	(0.11)
Residential home equity products	12,075	119	3.93	12,464	122	3.95	(389)	(0.02)	(1,306)	0.21
Residential construction	379	4	4.47	376	4	4.41	3	0.06	—	(0.21)
Consumer student - guaranteed	5,705	58	4.03	5,412	54	3.98	293	0.05	1,211	0.20
Consumer other direct	7,090	81	4.56	6,590	74	4.54	500	0.02	1,540	0.23
Consumer indirect	11,161	96	3.41	10,771	90	3.37	390	0.04	1,193	0.12
Consumer credit cards	1,224	31	10.12	1,125	29	10.09	99	0.03	259	(0.02)
Nonaccrual	935	4	1.70	950	4	1.67	(15)	0.03	476	(2.79)
Total loans held for investment	142,257	1,245	3.48	141,238	1,222	3.48	1,019	—	9,420	0.08
Securities available for sale:
Taxable	28,460	157	2.21	27,910	160	2.29	550	(0.08)	1,839	(0.06)
Tax-exempt	181	2	3.41	151	1	3.60	30	(0.19)	11	(0.28)
Total securities available for sale	28,641	159	2.22	28,061	161	2.29	580	(0.07)	1,850	(0.06)
Federal funds sold and securities borrowed or purchased under agreements to resell	1,171	—	0.11	1,227	—	0.17	(56)	(0.06)	71	0.08
Loans held for sale ("LHFS")	2,867	25	3.47	2,015	18	3.61	852	(0.14)	579	(0.13)
Interest-bearing deposits in other banks	24	—	0.38	23	—	0.29	1	0.09	2	0.24
Interest earning trading assets	5,563	22	1.57	5,491	23	1.65	72	(0.08)	267	—
Total earning assets	180,523	1,451	3.20	178,055	1,424	3.22	2,468	(0.02)	12,189	0.06
Allowance for loan and lease losses ("ALLL")	(1,756)			(1,756)			—		48
Cash and due from banks	5,442			5,127			315		(287)
Other assets	14,822			14,675			147		300
Noninterest earning trading assets and derivative instruments	1,538			1,527			11		373
Unrealized gains on securities available for sale, net	907			677			230		512
Total assets	$201,476			$198,305			$3,171		$13,135
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$41,160	$15	0.14%	$41,691	$13	0.12%	($531)	0.02	$5,376	0.05
Money market accounts	54,500	29	0.21	53,186	25	0.19	1,314	0.02	3,436	0.05
Savings	6,304	—	0.03	6,399	1	0.02	(95)	0.01	101	—
Consumer time	5,726	10	0.69	5,984	11	0.76	(258)	(0.07)	(560)	(0.06)
Other time	3,981	10	0.97	3,881	10	1.03	100	(0.06)	243	(0.04)
Total interest-bearing consumer and commercial deposits	111,671	64	0.23	111,141	60	0.22	530	0.01	8,596	0.03
Brokered time deposits	959	3	1.31	913	3	1.35	46	(0.04)	89	(0.07)
Foreign deposits	130	—	0.37	46	—	0.34	84	0.03	(10)	0.24
Total interest-bearing deposits	112,760	67	0.24	112,100	63	0.23	660	0.01	8,675	0.03
Funds purchased	784	1	0.36	1,032	1	0.36	(248)	—	112	0.26
Securities sold under agreements to repurchase	1,691	2	0.45	1,718	2	0.40	(27)	0.05	(74)	0.23
Interest-bearing trading liabilities	930	5	2.11	1,006	6	2.39	(76)	(0.28)	90	(0.44)
Other short-term borrowings	1,266	—	0.19	1,220	—	0.20	46	(0.01)	(906)	0.03
Long-term debt	12,257	68	2.21	10,517	64	2.46	1,740	(0.25)	2,577	(0.26)
Total interest-bearing liabilities	129,688	143	0.44	127,593	136	0.43	2,095	0.01	10,474	0.03
Noninterest-bearing deposits	43,642			43,025			617		1,491
Other liabilities	3,356			3,217			139		158
Noninterest-bearing trading liabilities and derivative instruments	380			452			(72)		(14)
Shareholders’ equity	24,410			24,018			392		1,026
Total liabilities and shareholders’ equity	$201,476			$198,305			$3,171		$13,135
Interest Rate Spread			2.76%			2.79%		(0.03)		0.03
Net Interest Income		$1,308			$1,288
Net Interest Income-FTE [2]		$1,342			$1,323
Net Interest Margin [3]			2.88%			2.91%		(0.03)		0.02
Net Interest Margin-FTE [2,3]			2.96			2.99		(0.03)		0.02

1 Interest income includes loan fees of $40 million and $41 million for the three months ended September 30, 2016 and June 30, 2016, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the three months ended September 30, 2016 and June 30, 2016 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized net interest income by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Three Months Ended
	March 31, 2016			December 31, 2015			September 30, 2015
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates
ASSETS
Loans held for investment: [1]
C&I	$68,058	$529	3.13%	$66,405	$508	3.04%	$65,269	$499	3.04%
CRE	6,066	44	2.91	6,072	43	2.78	6,024	43	2.85
Commercial construction	2,232	18	3.28	1,936	15	3.05	1,609	13	3.12
Residential mortgages - guaranteed	641	6	3.80	647	7	4.49	630	5	3.14
Residential mortgages - nonguaranteed	24,712	236	3.81	24,325	232	3.82	24,109	232	3.85
Residential home equity products	12,849	126	3.95	13,161	125	3.78	13,381	126	3.72
Residential construction	368	4	4.42	376	4	4.65	379	5	4.68
Consumer student - guaranteed	5,092	50	3.98	4,745	46	3.86	4,494	43	3.83
Consumer other direct	6,239	70	4.48	5,924	65	4.34	5,550	61	4.33
Consumer indirect	10,279	87	3.39	10,098	85	3.35	9,968	83	3.29
Consumer credit cards	1,077	28	10.31	1,024	26	10.17	965	24	10.14
Nonaccrual	759	5	2.72	501	5	3.86	459	5	4.49
Total loans held for investment	138,372	1,203	3.50	135,214	1,161	3.41	132,837	1,139	3.40
Securities available for sale:
Taxable	27,164	162	2.39	26,823	162	2.42	26,621	151	2.27
Tax-exempt	151	1	3.64	161	1	3.67	170	2	3.69
Total securities available for sale	27,315	163	2.39	26,984	163	2.42	26,791	153	2.28
Federal funds sold and securities borrowed or purchased under agreements to resell	1,234	—	0.18	1,127	—	0.01	1,100	—	0.03
LHFS	1,816	19	4.15	1,728	16	3.70	2,288	20	3.60
Interest-bearing deposits in other banks	23	—	0.47	23	—	0.09	22	—	0.14
Interest earning trading assets	5,429	26	1.86	5,186	23	1.73	5,296	21	1.57
Total earning assets	174,189	1,411	3.26	170,262	1,363	3.18	168,334	1,333	3.14
ALLL	(1,750)			(1,764)			(1,804)
Cash and due from banks	4,015			4,965			5,729
Other assets	14,639			14,525			14,522
Noninterest earning trading assets and derivative instruments	1,387			1,230			1,165
Unrealized gains on securities available for sale, net	534			438			395
Total assets	$193,014			$189,656			$188,341
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$37,994	$10	0.10%	$37,293	$9	0.09%	$35,784	$8	0.09%
Money market accounts	53,063	24	0.18	52,250	21	0.16	51,064	21	0.16
Savings	6,179	—	0.03	6,095	—	0.03	6,203	—	0.03
Consumer time	6,104	12	0.79	6,156	12	0.77	6,286	12	0.75
Other time	3,813	10	1.04	3,721	10	1.02	3,738	10	1.01
Total interest-bearing consumer and commercial deposits	107,153	56	0.21	105,515	52	0.19	103,075	51	0.20
Brokered time deposits	898	3	1.37	890	3	1.38	870	3	1.38
Foreign deposits	4	—	0.33	156	—	0.14	140	—	0.13
Total interest-bearing deposits	108,055	59	0.22	106,561	55	0.20	104,085	54	0.21
Funds purchased	1,399	1	0.35	869	—	0.15	672	—	0.10
Securities sold under agreements to repurchase	1,819	2	0.40	1,773	1	0.21	1,765	1	0.22
Interest-bearing trading liabilities	1,017	6	2.56	878	5	2.40	840	6	2.55
Other short-term borrowings	2,351	2	0.32	1,113	—	0.09	2,172	1	0.16
Long-term debt	8,637	59	2.73	8,450	56	2.62	9,680	60	2.47
Total interest-bearing liabilities	123,278	129	0.42	119,644	117	0.39	119,214	122	0.41
Noninterest-bearing deposits	42,076			42,648			42,151
Other liabilities	3,321			3,393			3,198
Noninterest-bearing trading liabilities and derivative instruments	542			388			394
Shareholders’ equity	23,797			23,583			23,384
Total liabilities and shareholders’ equity	$193,014			$189,656			$188,341
Interest Rate Spread			2.84%			2.79%			2.73%
Net Interest Income		$1,282			$1,246			$1,211
Net Interest Income-FTE [2]		$1,318			$1,281			$1,247
Net Interest Margin [3]			2.96%			2.90%			2.86%
Net Interest Margin-FTE [2,3]			3.04			2.98			2.94

[1]	Interest income includes loan fees of $43 million, $47 million, and $50 million for the three months ended March 31, 2016, December 31, 2015, and September 30, 2015, respectively.

[2]
See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for the three months ended March 31, 2016, December 31, 2015, and September 30, 2015 was attributed to C&I loans.

[3]	Net interest margin is calculated by dividing annualized net interest income by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE, AND AVERAGE YIELDS EARNED/RATES PAID, continued
	Nine Months Ended
	September 30, 2016			September 30, 2015			Increase/(Decrease)
(Dollars in millions) (Unaudited)	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Interest Income/ Expense	Yields/ Rates	Average Balances	Yields/ Rates
ASSETS
Loans held for investment: [1]
C&I	$68,405	$1,599	3.12%	$65,577	$1,466	2.99%	$2,828	0.13
CRE	6,032	132	2.91	6,213	131	2.81	(181)	0.10
Commercial construction	2,578	63	3.27	1,491	35	3.15	1,087	0.12
Residential mortgages - guaranteed	587	16	3.72	633	17	3.52	(46)	0.20
Residential mortgages - nonguaranteed	25,383	720	3.78	23,568	680	3.85	1,815	(0.07)
Residential home equity products	12,461	368	3.94	13,662	376	3.68	(1,201)	0.26
Residential construction	374	12	4.44	387	14	4.91	(13)	(0.47)
Consumer student - guaranteed	5,404	162	4.00	4,530	127	3.76	874	0.24
Consumer other direct	6,641	225	4.53	5,149	165	4.28	1,492	0.25
Consumer indirect	10,739	273	3.39	10,317	248	3.20	422	0.19
Consumer credit cards	1,142	87	10.17	917	68	9.95	225	0.22
Nonaccrual	882	13	1.98	556	18	4.21	326	(2.23)
Total loans held for investment	140,628	3,670	3.49	133,000	3,345	3.36	7,628	0.13
Securities available for sale:
Taxable	27,847	479	2.29	26,161	425	2.17	1,686	0.12
Tax-exempt	161	4	3.54	180	5	3.71	(19)	(0.17)
Total securities available for sale	28,008	483	2.30	26,341	430	2.18	1,667	0.12
Federal funds sold and securities borrowed or purchased under agreements to resell	1,210	1	0.15	1,153	—	—	57	0.15
LHFS	2,235	62	3.69	2,557	66	3.42	(322)	0.27
Interest-bearing deposits in other banks	24	—	0.38	23	—	0.13	1	0.25
Interest earning trading assets	5,495	69	1.69	5,251	61	1.58	244	0.11
Total earning assets	177,600	4,285	3.22	168,325	3,902	3.10	9,275	0.12
ALLL	(1,754)			(1,859)			105
Cash and due from banks	4,863			5,832			(969)
Other assets	14,713			14,530			183
Noninterest earning trading assets and derivative instruments	1,484			1,276			208
Unrealized gains on securities available for sale, net	707			531			176
Total assets	$197,613			$188,635			$8,978
LIABILITIES AND SHAREHOLDERS’ EQUITY
Interest-bearing deposits:
NOW accounts	$40,285	$38	0.12%	$34,443	$23	0.09%	$5,842	0.03
Money market accounts	53,586	77	0.19	49,935	64	0.17	3,651	0.02
Savings	6,294	1	0.03	6,189	2	0.03	105	—
Consumer time	5,937	33	0.75	6,539	37	0.76	(602)	(0.01)
Other time	3,892	30	1.01	3,844	29	1.01	48	—
Total interest-bearing consumer and commercial deposits	109,994	179	0.22	100,950	155	0.20	9,044	0.02
Brokered time deposits	924	9	1.34	887	10	1.43	37	(0.09)
Foreign deposits	60	—	0.36	238	—	0.13	(178)	0.23
Total interest-bearing deposits	110,978	188	0.23	102,075	165	0.22	8,903	0.01
Funds purchased	1,071	3	0.36	806	1	0.10	265	0.26
Securities sold under agreements to repurchase	1,742	6	0.41	1,837	3	0.20	(95)	0.21
Interest-bearing trading liabilities	984	17	2.36	882	16	2.45	102	(0.09)
Other short-term borrowings	1,611	3	0.25	2,479	3	0.17	(868)	0.08
Long-term debt	10,477	191	2.44	11,690	196	2.24	(1,213)	0.20
Total interest-bearing liabilities	126,863	408	0.43	119,769	384	0.43	7,094	—
Noninterest-bearing deposits	42,917			41,919			998
Other liabilities	3,299			3,237			62
Noninterest-bearing trading liabilities and derivative instruments	458			444			14
Shareholders’ equity	24,076			23,266			810
Total liabilities and shareholders’ equity	$197,613			$188,635			$8,978
Interest Rate Spread			2.79%			2.67%		0.12
Net Interest Income		$3,877			$3,518
Net Interest Income-FTE [2]		$3,982			$3,625
Net Interest Margin [3]			2.92%			2.79%		0.13
Net Interest Margin-FTE [2,3]			2.99			2.88		0.11

1 Interest income includes loan fees of $124 million and $142 million for the nine months ended September 30, 2016 and 2015, respectively.
2 See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures. Approximately 95% of the total FTE adjustment for both the nine months ended September 30, 2016 and 2015 was attributed to C&I loans.
3 Net interest margin is calculated by dividing annualized net interest income by average total earning assets.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA
	Three Months Ended				Nine Months Ended
	September 30		(Decrease)/Increase		September 30		(Decrease)/Increase
(Dollars in millions) (Unaudited)	2016	2015	Amount	% [3]	2016	2015	Amount	% [3]
CREDIT DATA
Allowance for credit losses, beginning of period	$1,840	$1,886	($46)	(2)%	$1,815	$1,991	($176)	(9)%
Provision for unfunded commitments	2	9	(7)	(78)	5	7	(2)	(29)
Provision/(benefit) for loan losses:
Commercial	81	33	48	NM	293	74	219	NM
Residential	(36)	(39)	3	8	(72)	(30)	(42)	NM
Consumer	50	29	21	72	117	63	54	86
Total provision for loan losses	95	23	72	NM	338	107	231	NM
Charge-offs:
Commercial	(78)	(23)	55	NM	(209)	(82)	127	NM
Residential	(28)	(47)	(19)	(40)	(102)	(177)	(75)	(42)
Consumer	(44)	(32)	12	38	(117)	(97)	20	21
Total charge-offs	(150)	(102)	48	47	(428)	(356)	72	20
Recoveries:
Commercial	7	10	(3)	(30)	26	35	(9)	(26)
Residential	7	11	(4)	(36)	22	31	(9)	(29)
Consumer	10	10	—	—	33	32	1	3
Total recoveries	24	31	(7)	(23)	81	98	(17)	(17)
Net charge-offs	(126)	(71)	55	77	(347)	(258)	89	34
Allowance for credit losses, end of period	$1,811	$1,847	($36)	(2)%	$1,811	$1,847	($36)	(2)%
Components:
Allowance for loan and lease losses ("ALLL")					$1,743	$1,786	($43)	(2)%
Unfunded commitments reserve					68	61	7	11
Allowance for credit losses					$1,811	$1,847	($36)	(2)%
Net charge-offs to average loans held for investment (annualized):
Commercial	0.37%	0.07%	0.30	NM	0.32%	0.09%	0.23	NM
Residential	0.21	0.37	(0.16)	(43)%	0.27	0.50	(0.23)	(46)%
Consumer	0.52	0.42	0.10	24	0.47	0.42	0.05	12
Total net charge-offs to total average loans held for investment	0.35	0.21	0.14	67	0.33	0.26	0.07	27
Period Ended
Nonaccrual/nonperforming loans ("NPLs"):
Commercial					$513	$138	$375	NM
Residential					429	318	111	35%
Consumer					7	7	—	—
Total nonaccrual/NPLs					949	463	486	NM
Other real estate owned (“OREO”)					57	62	(5)	(8)
Other repossessed assets					13	7	6	86
Total nonperforming assets ("NPAs")					$1,019	$532	$487	92%
Accruing restructured loans					$2,522	$2,571	($49)	(2)%
Nonaccruing restructured loans					306	182	124	68
Accruing loans held for investment past due > 90 days (guaranteed)					1,114	873	241	28
Accruing loans held for investment past due > 90 days (non-guaranteed)					30	32	(2)	(6)
Accruing LHFS past due > 90 days					2	1	1	100
NPLs to total loans held for investment					0.67%	0.35%	0.32	91%
NPAs to total loans held for investment plus OREO and other repossessed assets					0.72	0.40	0.32	80
ALLL to period-end loans held for investment [1,2]					1.23	1.34	(0.11)	(8)
ALLL to NPLs [1,2]					1.84x	3.87x	(2.03x)	(52)
ALLL to annualized net charge-offs [1]	3.49x	6.33x	(2.84x)	(45)	3.76x	5.18x	(1.42x)	(27)

1 This ratio is computed using the allowance for loan and lease losses ("ALLL").
2 Loans carried at fair value were excluded from the calculation.
3 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries FIVE QUARTER OTHER FINANCIAL DATA
	Three Months Ended				Three Months Ended
	September 30	June 30	Increase/(Decrease)		March 31	December 31	September 30
(Dollars in millions) (Unaudited)	2016	2016	Amount	% [3]	2016	2015	2015
CREDIT DATA
Allowance for credit losses, beginning of period	$1,840	$1,831	$9	—%	$1,815	$1,847	$1,886
Provision/(benefit) for unfunded commitments	2	5	(3)	(60)	(2)	2	9
Provision/(benefit) for loan losses:
Commercial	81	114	(33)	(29)	98	59	33
Residential	(36)	(4)	(32)	NM	(32)	(37)	(39)
Consumer	50	31	19	61	37	27	29
Total provision for loan losses	95	141	(46)	(33)	103	49	23
Charge-offs:
Commercial	(78)	(99)	(21)	21	(32)	(35)	(23)
Residential	(28)	(33)	(5)	(15)	(41)	(41)	(47)
Consumer	(44)	(35)	9	26	(39)	(38)	(32)
Total charge-offs	(150)	(167)	(17)	(10)	(112)	(114)	(102)
Recoveries:
Commercial	7	9	(2)	(22)	10	10	10
Residential	7	9	(2)	(22)	6	11	11
Consumer	10	12	(2)	(17)	11	10	10
Total recoveries	24	30	(6)	(20)	27	31	31
Net charge-offs	(126)	(137)	(11)	(8)	(85)	(83)	(71)
Allowance for credit losses, end of period	$1,811	$1,840	($29)	(2)%	$1,831	$1,815	$1,847
Components:
ALLL	$1,743	$1,774	($31)	(2)%	$1,770	$1,752	$1,786
Unfunded commitments reserve	68	66	2	3	61	63	61
Allowance for credit losses	$1,811	$1,840	($29)	(2)%	$1,831	$1,815	$1,847
Net charge-offs to average loans held for investment (annualized):
Commercial	0.37%	0.46%	(0.09)	(20)%	0.12%	0.13%	0.07%
Residential	0.21	0.24	(0.03)	(13)	0.36	0.30	0.37
Consumer	0.52	0.39	0.13	33	0.49	0.51	0.42
Total net charge-offs to total average loans held for investment	0.35	0.39	(0.04)	(10)	0.25	0.24	0.21
Period Ended
Nonaccrual/NPLs:
Commercial	$513	$503	$10	2%	$577	$319	$138
Residential	429	433	(4)	(1)	390	344	318
Consumer	7	8	(1)	(13)	8	9	7
Total nonaccrual/NPLs	949	944	5	1	975	672	463
OREO	57	49	8	16	52	56	62
Other repossessed assets	13	8	5	63	8	7	7
Total NPAs	$1,019	$1,001	$18	2%	$1,035	$735	$532
Accruing restructured loans	$2,522	$2,541	($19)	(1)%	$2,569	$2,603	$2,571
Nonaccruing restructured loans	306	307	(1)	—	233	176	182
Accruing loans held for investment past due > 90 days (guaranteed)	1,114	999	115	12	962	939	873
Accruing loans held for investment past due > 90 days (non-guaranteed)	30	42	(12)	(29)	34	42	32
Accruing LHFS past due > 90 days	2	1	1	100	1	—	1
NPLs to total loans held for investment	0.67%	0.67%	—	—%	0.70%	0.49%	0.35%
NPAs to total loans held for investment plus OREO and other repossessed assets	0.72	0.71	0.01	1	0.74	0.54	0.40
ALLL to period-end loans held for investment [1,2]	1.23	1.25	(0.02)	(2)	1.27	1.29	1.34
ALLL to NPLs [1,2]	1.84x	1.89x	(0.05x)	(3)	1.83x	2.62x	3.87x
ALLL to annualized net charge-offs [1]	3.49x	3.22x	0.27x	8	5.20x	5.33x	6.33x

1 This ratio is computed using the allowance for loan and lease losses.
2 Loans carried at fair value were excluded from the calculation.
3 "NM" - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries OTHER FINANCIAL DATA, continued
	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in millions) (Unaudited)	MSRs - Fair Value	Other	Total	MSRs - Fair Value	Other	Total
OTHER INTANGIBLE ASSETS ROLLFORWARD
Balance, beginning of period	$1,393	$23	$1,416	$1,206	$13	$1,219
Amortization	—	(3)	(3)	—	(6)	(6)
Servicing rights originated	68	—	68	185	13	198
Servicing rights purchased	—	—	—	109	—	109
Fair value changes due to inputs and assumptions [1]	(146)	—	(146)	(74)	—	(74)
Other changes in fair value [2]	(52)	—	(52)	(161)	—	(161)
Servicing rights sold	(1)	—	(1)	(3)	—	(3)
Balance, September 30, 2015	$1,262	$20	$1,282	$1,262	$20	$1,282

Balance, beginning of period	$1,061	$14	$1,075	$1,307	$18	$1,325
Amortization	—	(2)	(2)	—	(6)	(6)
Servicing rights originated	88	—	88	198	—	198
Servicing rights purchased	27	—	27	104	—	104
Fair value changes due to inputs and assumptions [1]	5	—	5	(328)	—	(328)
Other changes in fair value [2]	(61)	—	(61)	(160)	—	(160)
Servicing rights sold	(1)	—	(1)	(2)	—	(2)
Balance, September 30, 2016	$1,119	$12	$1,131	$1,119	$12	$1,131
1 Primarily reflects changes in discount rates and prepayment speed assumptions, due to changes in interest rates.
2 Represents changes due to the collection of expected cash flows, net of accretion, due to the passage of time.

	Three Months Ended
	September 30	June 30	March 31	December 31	September 30
(Shares in thousands) (Unaudited)	2016	2016	2016	2015	2015
COMMON SHARES ROLLFORWARD
Balance, beginning of period	501,412	505,443	508,712	514,106	518,045
Common shares issued for employee benefit plans	259	752	991	2	85
Repurchase of common stock	(5,735)	(4,783)	(4,260)	(5,396)	(4,024)
Balance, end of period	495,936	501,412	505,443	508,712	514,106

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES [1]

	Three Months Ended					Nine Months Ended
	September 30	June 30	March 31	December 31	September 30	September 30
(Dollars in millions) (Unaudited)	2016	2016	2016	2015	2015	2016	2015
Net interest income	$1,308	$1,288	$1,282	$1,246	$1,211	$3,877	$3,518
Fully taxable-equivalent ("FTE") adjustment	34	35	36	35	36	105	107
Net interest income-FTE [2]	1,342	1,323	1,318	1,281	1,247	3,982	3,625
Noninterest income	889	898	781	765	811	2,569	2,503
Total revenue-FTE [2]	$2,231	$2,221	$2,099	$2,046	$2,058	$6,551	$6,128

Return on average common shareholders’ equity [3]	7.89%	8.43%	7.71%	8.32%	9.34%	8.01%	8.51%
Impact of removing average intangible assets and related amortization, other than MSRs and other servicing rights	2.84	3.11	2.89	3.17	3.61	2.94	3.33
Return on average tangible common shareholders' equity [4]	10.73%	11.54%	10.60%	11.49%	12.95%	10.95%	11.84%

Net interest margin	2.88%	2.91%	2.96%	2.90%	2.86%	2.92%	2.79%
Impact of FTE adjustment	0.08	0.08	0.08	0.08	0.08	0.07	0.09
Net interest margin-FTE [2]	2.96%	2.99%	3.04%	2.98%	2.94%	2.99%	2.88%

Noninterest expense	$1,409	$1,345	$1,318	$1,288	$1,264	$4,072	$3,872
Total revenue	2,197	2,186	2,063	2,011	2,022	6,446	6,021
Efficiency ratio [5]	64.13%	61.53%	63.89%	64.05%	62.51%	63.17%	64.31%
Impact of FTE adjustment	(0.99)	(0.97)	(1.08)	(1.09)	(1.07)	(1.01)	(1.12)
Efficiency ratio-FTE [2,5]	63.14	60.56	62.81	62.96	61.44	62.16	63.19
Impact of excluding amortization related to intangible assets and certain tax credits	(0.60)	(0.51)	(0.48)	(0.85)	(0.45)	(0.53)	(0.37)
Tangible efficiency ratio-FTE [2,6]	62.54%	60.05%	62.33%	62.11%	60.99%	61.63%	62.82%

Basel III Common Equity Tier 1 ("CET1") ratio (transitional) [7]	9.77%	9.84%	9.90%	9.96%	10.04%
Impact of MSRs and other under fully phased-in approach	(0.11)	(0.11)	(0.13)	(0.16)	(0.15)
Basel III fully phased-in CET1 ratio [7]	9.66%	9.73%	9.77%	9.80%	9.89%

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents net interest income-FTE, total revenue-FTE, net interest margin-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments using a federal tax rate of 35% and state income taxes where applicable to increase tax-exempt interest income to a taxable-equivalent basis. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income-FTE plus noninterest income.
3 Beginning January 1, 2016, noncontrolling interest was removed from common shareholders' equity in the calculation to provide a more accurate measure of the Company's return on common equity. Accordingly, amounts for periods prior to January 1, 2016 have been updated for consistent presentation.
4 The Company presents return on average tangible common shareholders' equity, which removes the after-tax impact of purchase accounting intangible assets from average common shareholders' equity and removes related intangible asset amortization from net income available to common shareholders. The Company believes this measure is useful to investors because, by removing the amount of intangible assets and amortization expense (the level of which may vary from company to company), it allows investors to more easily compare the Company’s return on average common shareholders' equity to other companies in the industry. The Company also believes that removing these items provides a more relevant measure of the return on the Company's common shareholders' equity. This measure is utilized by management to assess the profitability of the Company.
5 Efficiency ratio is computed by dividing noninterest expense by total revenue. Efficiency ratio-FTE is computed by dividing noninterest expense by total revenue-FTE.
6 The Company presents a tangible efficiency ratio, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare the Company’s efficiency to other companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
7 Current period Basel III capital ratios are estimated as of the earnings release date. Fully phased-in ratios consider a 250% risk-weighting for MSRs and deduction from capital of certain carryforward DTAs, the overfunded pension asset, and other intangible assets. The Company believes these measures may be useful to investors who wish to understand the Company's current compliance with future regulatory requirements.

SunTrust Banks, Inc. and Subsidiaries APPENDIX A TO THE EARNINGS RELEASE - RECONCILEMENT OF NON-U.S. GAAP MEASURES, continued [1]

	September 30	June 30	March 31	December 31	September 30
(Dollars in millions, except per share data) (Unaudited)	2016	2016	2016	2015	2015
Total shareholders' equity	$24,449	$24,464	$24,053	$23,437	$23,664
Goodwill, net of deferred taxes of $248 million, $246 million, $243 million, $240 million, and $237 million, respectively	(6,089)	(6,091)	(6,094)	(6,097)	(6,100)
Other intangible assets (including MSRs and other servicing rights), net of deferred taxes of $2 million, $2 million, $3 million, $3 million, and $4 million, respectively	(1,129)	(1,073)	(1,195)	(1,322)	(1,279)
MSRs and other servicing rights	1,124	1,067	1,189	1,316	1,272
Tangible equity	18,355	18,367	17,953	17,334	17,557
Noncontrolling interest	(101)	(103)	(101)	(108)	(106)
Preferred stock	(1,225)	(1,225)	(1,225)	(1,225)	(1,225)
Tangible common equity	$17,029	$17,039	$16,627	$16,001	$16,226

Total assets	$205,091	$198,892	$194,158	$190,817	$187,036
Goodwill	(6,337)	(6,337)	(6,337)	(6,337)	(6,337)
Other intangible assets (including MSRs and other servicing rights)	(1,131)	(1,075)	(1,198)	(1,325)	(1,282)
MSRs and other servicing rights	1,124	1,067	1,189	1,316	1,272
Tangible assets	$198,747	$192,547	$187,812	$184,471	$180,689
Tangible equity to tangible assets [2]	9.24%	9.53%	9.56%	9.40%	9.72%
Tangible common equity to tangible assets [2]	8.57	8.85	8.85	8.67	8.98
Tangible book value per common share [3]	$34.34	$33.98	$32.90	$31.45	$31.56

1 Certain amounts in this schedule are presented net of applicable income taxes, calculated based on each subsidiary’s federal and state tax rates and are adjusted for any permanent differences.
2 The Company presents certain capital information on a tangible basis, including tangible equity, tangible common equity, the ratio of tangible equity to tangible assets, and the ratio of tangible common equity to tangible assets, which remove the after-tax impact of purchase accounting intangible assets from shareholders' equity. The Company believes these measures are useful to investors because, by removing the amount of intangible assets that result from merger and acquisition activity (the level of which may vary from company to company), it allows investors to more easily compare the Company’s capital adequacy to other companies in the industry. These measures are used by management to analyze capital adequacy.
3 The Company presents tangible book value per common share, which excludes the after-tax impact of purchase accounting intangible assets and also excludes noncontrolling interest and preferred stock from shareholders' equity. The Company believes this measure is useful to investors because, by removing the amount of intangible assets, noncontrolling interest, and preferred stock (the levels of which may vary from company to company), it allows investors to more easily compare the Company’s book value of common stock to other companies in the industry.

SunTrust Banks, Inc. and Subsidiaries CONSUMER BANKING AND PRIVATE WEALTH MANAGEMENT
	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in millions) (Unaudited)	2016	2015	% Change	2016	2015	% Change
Statements of Income:
Net interest income	$721	$688	5%	$2,124	$2,028	5%
FTE adjustment	—	—	—	—	—	—
Net interest income-FTE [1]	721	688	5	2,124	2,028	5
Provision for credit losses [2]	30	22	36	107	101	6
Net interest income-FTE - after provision for credit losses [1]	691	666	4	2,017	1,927	5
Noninterest income before net securities gains	387	384	1	1,108	1,136	(2)
Net securities gains	—	—	—	—	—	—
Total noninterest income	387	384	1	1,108	1,136	(2)
Noninterest expense before amortization	789	729	8	2,291	2,191	5
Amortization	1	1	—	2	4	(50)
Total noninterest expense	790	730	8	2,293	2,195	4
Income-FTE - before provision for income taxes [1]	288	320	(10)	832	868	(4)
Provision for income taxes	108	119	(9)	310	323	(4)
FTE adjustment	—	—	—	—	—	—
Net income including income attributable to noncontrolling interest	180	201	(10)	522	545	(4)
Less: net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$180	$201	(10)	$522	$545	(4)

Total revenue	$1,108	$1,072	3	$3,232	$3,164	2
Total revenue-FTE [1]	1,108	1,072	3	3,232	3,164	2
Selected Average Balances:
Total loans	$43,405	$40,189	8%	$42,502	$40,539	5%
Goodwill	4,262	4,262	—	4,262	4,262	—
Other intangible assets excluding MSRs	12	22	(45)	14	16	(13)
Total assets	49,085	45,887	7	48,190	46,511	4
Consumer and commercial deposits	95,924	91,039	5	95,389	90,919	5
Performance Ratios:
Efficiency ratio	71.35%	68.05%		70.92%	69.34%
Impact of FTE adjustment	—	—		—	—
Efficiency ratio-FTE [1]	71.35	68.05		70.92	69.34
Impact of excluding amortization and associated funding cost of intangible assets	(1.43)	(1.54)		(1.47)	(1.60)
Tangible efficiency ratio-FTE [1,3]	69.92%	66.51%		69.45%	67.74%
Other Information (End of Period) [4] :
Trust and institutional managed assets				$40,893	$40,649	1%
Retail brokerage managed assets				12,493	10,197	23
Total managed assets				53,386	50,846	5
Non-managed assets				94,355	89,354	6
Total assets under advisement				$147,741	$140,200	5

[1]
Net interest income-FTE, income-FTE, total revenue-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.

[2]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.

[3]
A tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

[4]
Beginning in the first quarter of 2016, the Company implemented a new policy for the classification and disclosure of assets under advisement. The primary change was related to the reclassification of brokerage assets into managed and non-managed assets. Prior period amounts were restated for comparative purposes.

SunTrust Banks, Inc. and Subsidiaries WHOLESALE BANKING
	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in millions) (Unaudited)	2016	2015	% Change [4]	2016	2015	% Change [4]
Statements of Income:
Net interest income	$461	$452	2%	$1,362	$1,328	3%
FTE adjustment	33	35	(6)	103	104	(1)
Net interest income-FTE [1]	494	487	1	1,465	1,432	2
Provision for credit losses [2]	68	47	45	253	73	NM
Net interest income-FTE - after provision for credit losses [1]	426	440	(3)	1,212	1,359	(11)
Noninterest income before net securities gains	320	292	10	906	914	(1)
Net securities gains	—	—	—	—	—	—
Total noninterest income	320	292	10	906	914	(1)
Noninterest expense before amortization	414	375	10	1,220	1,147	6
Amortization	13	8	63	33	18	83
Total noninterest expense	427	383	11	1,253	1,165	8
Income-FTE - before provision for income taxes [1]	319	349	(9)	865	1,108	(22)
Provision for income taxes	62	78	(21)	161	267	(40)
FTE adjustment	33	35	(6)	103	104	(1)
Net income including income attributable to noncontrolling interest	224	236	(5)	601	737	(18)
Less: net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$224	$236	(5)	$601	$737	(18)

Total revenue	$781	$744	5	$2,268	$2,242	1
Total revenue-FTE [1]	814	779	4	2,371	2,346	1
Selected Average Balances:
Total loans	$71,634	$67,291	6%	$71,499	$67,565	6%
Goodwill	2,075	2,075	—	2,075	2,075	—
Other intangible assets excluding MSRs	1	—	NM	1	—	NM
Total assets	85,772	80,067	7	85,402	80,734	6
Consumer and commercial deposits	55,921	51,194	9	54,564	49,142	11
Performance Ratios:
Efficiency ratio	54.67%	51.48%		55.25%	51.96%
Impact of FTE adjustment	(2.27)	(2.19)		(2.39)	(2.32)
Efficiency ratio-FTE [1]	52.40	49.29		52.86	49.64
Impact of excluding amortization and associated funding cost of intangible assets	(2.24)	(1.67)		(2.09)	(1.47)
Tangible efficiency ratio-FTE [1,3]	50.16%	47.62%		50.77%	48.17%

[1]
Net interest income-FTE, income-FTE, total revenue-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.

[2]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.

[3]
A tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.

4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries MORTGAGE BANKING
	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in millions) (Unaudited)	2016	2015	% Change [4]	2016	2015	% Change [4]
Statements of Income:
Net interest income	$111	$123	(10)%	$334	$366	(9)%
FTE adjustment	—	—	—	—	—	—
Net interest income-FTE [1]	111	123	(10)	334	366	(9)
Benefit for credit losses [2]	(1)	(38)	(97)	(17)	(61)	(72)
Net interest income-FTE - after benefit for credit losses [1]	112	161	(30)	351	427	(18)
Noninterest income before net securities gains	167	109	53	457	346	32
Net securities gains	—	—	—	—	—	—
Total noninterest income	167	109	53	457	346	32
Noninterest expense before amortization	196	153	28	547	510	7
Amortization	—	—	—	—	—	—
Total noninterest expense	196	153	28	547	510	7
Income-FTE - before provision for income taxes [1]	83	117	(29)	261	263	(1)
Provision for income taxes	31	11	NM	99	44	NM
FTE adjustment	—	—	—	—	—	—
Net income including income attributable to noncontrolling interest	52	106	(51)	162	219	(26)
Less: net income attributable to noncontrolling interest	—	—	—	—	—	—
Net income	$52	$106	(51)	$162	$219	(26)

Total revenue	$278	$232	20	$791	$712	11
Total revenue-FTE [1]	278	232	20	791	712	11
Selected Average Balances:
Total loans	$27,146	$25,299	7%	$26,563	$24,847	7%
Goodwill	—	—	—	—	—	—
Other intangible assets excluding MSRs	—	—	—	—	—	—
Total assets	31,202	29,280	7	30,178	28,595	6
Consumer and commercial deposits	3,374	2,918	16	2,896	2,754	5
Performance Ratios:
Efficiency ratio	70.20%	65.99%		69.07%	71.49%
Impact of FTE adjustment	—	—		—	—
Efficiency ratio-FTE [1]	70.20	65.99		69.07	71.49
Impact of excluding amortization and associated funding cost of intangible assets	—	—		—	—
Tangible efficiency ratio-FTE [1,3]	70.20%	65.99%		69.07%	71.49%
Production Data:
Channel mix
Retail	$3,386	$2,522	34%	$9,041	$8,091	12%
Correspondent	5,073	3,653	39	11,653	9,685	20
Total production	$8,459	$6,175	37	$20,694	$17,776	16
Channel mix - percent
Retail	40%	41%		44%	46%
Correspondent	60	59		56	54
Total production	100%	100%		100%	100%
Purchase and refinance mix
Refinance	$4,281	$2,341	83	$10,162	$8,463	20
Purchase	4,178	3,834	9	10,532	9,313	13
Total production	$8,459	$6,175	37	$20,694	$17,776	16
Purchase and refinance mix - percent
Refinance	51%	38%		49%	48%
Purchase	49	62		51	52
Total production	100%	100%		100%	100%

Applications	$11,866	$7,686	54	$32,296	$26,302	23
Mortgage Servicing Data (End of Period):
Total loans serviced				$153,984	$149,221	3%
Total loans serviced for others				123,936	122,012	2
Net carrying value of MSRs				1,119	1,262	(11)
Ratio of net carrying value of MSRs to total loans serviced for others				0.903%	1.034%
1 Net interest income-FTE, income-FTE, total revenue-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.
2 Benefit for credit losses represents net charge-offs by segment combined with an allocation to the segments for the benefit attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitment reserve balances.
3 A tangible efficiency ratio is presented, which excludes the amortization related to intangible assets and certain tax credits. The Company believes this measure is useful to investors because, by removing the impact of amortization (the level of which may vary from company to company), it allows investors to more easily compare this segment's efficiency to other business segments and companies in the industry. This measure is utilized by management to assess the efficiency of the Company and its lines of business.
4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries CORPORATE OTHER
	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in millions) (Unaudited)	2016	2015	% Change [4]	2016	2015	% Change [4]
Statements of Income:
Net interest income/(expense) [1]	$15	($52)	NM	$57	($204)	NM
FTE adjustment	1	1	—	2	3	(33)
Net interest income/(expense)-FTE [2]	16	(51)	NM	59	(201)	NM
Provision for credit losses [3]	—	1	(100)	—	1	(100)
Net interest income/(expense)-FTE - after provision for credit losses [2]	16	(52)	NM	59	(202)	NM
Noninterest income before net securities gains	15	19	(21)	94	86	9
Net securities gains	—	7	(100)	4	21	(81)
Total noninterest income	15	26	(42)	98	107	(8)
Noninterest expense before amortization	(4)	(2)	100	(21)	2	NM
Amortization	—	—	—	—	—	—
Total noninterest expense	(4)	(2)	100	(21)	2	NM
Income/(loss)-FTE - before provision/(benefit) for income taxes [2]	35	(24)	NM	178	(97)	NM
Provision/(benefit) for income taxes	14	(21)	NM	41	(55)	NM
FTE adjustment	1	1	—	2	3	(33)
Net income/(loss) including income attributable to noncontrolling interest	20	(4)	NM	135	(45)	NM
Less: net income attributable to noncontrolling interest	2	2	—	7	7	—
Net income/(loss)	$18	($6)	NM	$128	($52)	NM

Total revenue	$30	($26)	NM	$155	($97)	NM
Total revenue-FTE [2]	31	(25)	NM	157	(94)	NM

Selected Average Balances:
Total loans	$72	$58	24%	$64	$49	31%
Securities available for sale	28,602	26,748	7	27,968	26,292	6
Goodwill	—	—	—	—	—	—
Other intangible assets excluding MSRs	—	—	—	—	—	—
Total assets	35,417	33,107	7	33,843	32,795	3
Consumer and commercial deposits	94	75	25	62	54	15

Other Information (End of Period):
Duration of investment portfolio (in years)				3.8	4.6
Net interest income interest rate sensitivity:
% Change in net interest income under:
Instantaneous 200 basis point increase in rates over next 12 months				3.6%	6.1%
Instantaneous 100 basis point increase in rates over next 12 months				2.1%	3.2%
Instantaneous 25 basis point decrease in rates over next 12 months				(0.7)%	(1.3)%

[1]	Net interest income/(expense) is driven by matched funds transfer pricing applied for segment reporting and actual net interest income.

[2]
Net interest income-FTE, income-FTE, and total revenue-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. The Company believes this measure to be the preferred industry measurement of net interest income and it enhances comparability of net interest income arising from taxable and tax-exempt sources. Total revenue-FTE equals net interest income on an FTE basis plus noninterest income.

[3]
Provision for credit losses represents net charge-offs by segment combined with an allocation to the segments for the provision attributable to quarterly changes in the allowance for loan and lease losses and unfunded commitments reserve balances.

4 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.

SunTrust Banks, Inc. and Subsidiaries
CONSOLIDATED SEGMENT TOTALS

	Three Months Ended September 30			Nine Months Ended September 30
(Dollars in millions) (Unaudited)	2016	2015	% Change [2]	2016	2015	% Change [2]
Statements of Income:
Net interest income	$1,308	$1,211	8%	$3,877	$3,518	10%
FTE adjustment	34	36	(6)	105	107	(2)
Net interest income-FTE [1]	1,342	1,247	8	3,982	3,625	10
Provision for credit losses	97	32	NM	343	114	NM
Net interest income-FTE - after provision for credit losses [1]	1,245	1,215	2	3,639	3,511	4
Noninterest income before net securities gains	889	804	11	2,565	2,482	3
Net securities gains	—	7	(100)	4	21	(81)
Total noninterest income	889	811	10	2,569	2,503	3
Noninterest expense before amortization	1,395	1,255	11	4,037	3,850	5
Amortization	14	9	56	35	22	59
Total noninterest expense	1,409	1,264	11	4,072	3,872	5
Income-FTE - before provision for income taxes [1]	725	762	(5)	2,136	2,142	—
Provision for income taxes	215	187	15	611	579	6
FTE adjustment	34	36	(6)	105	107	(2)
Net income including income attributable to noncontrolling interest	476	539	(12)	1,420	1,456	(2)
Less: net income attributable to noncontrolling interest	2	2	—	7	7	—
Net income	$474	$537	(12)	$1,413	$1,449	(2)

Total revenue	$2,197	$2,022	9	$6,446	$6,021	7
Total revenue-FTE [1]	2,231	2,058	8	6,551	6,128	7

Selected Average Balances:
Total loans	$142,257	$132,837	7%	$140,628	$133,000	6%
Goodwill	6,337	6,337	—	6,337	6,337	—
Other intangible assets excluding MSRs	13	22	(41)	15	16	(6)
Total assets	201,476	188,341	7	197,613	188,635	5
Consumer and commercial deposits	155,313	145,226	7	152,911	142,869	7

Performance Ratios:
Efficiency ratio	64.13%	62.51%		63.17%	64.31%
Impact of FTE adjustment	(0.99)	(1.07)		(1.01)	(1.12)
Efficiency ratio-FTE [1]	63.14	61.44		62.16	63.19
Impact of excluding amortization and associated funding cost of intangible assets	(0.60)	(0.45)		(0.53)	(0.37)
Tangible efficiency ratio-FTE [1]	62.54%	60.99%		61.63%	62.82%

1 Net interest income-FTE, income-FTE, total revenue-FTE, efficiency ratio-FTE, and tangible efficiency ratio-FTE are presented on a fully taxable-equivalent (“FTE”) basis. The FTE basis adjusts for the tax-favored status of net interest income from certain loans and investments. See Appendix A for additional information and reconcilements of non-U.S. GAAP performance measures.
2 “NM” - Not meaningful. Those changes over 100 percent were not considered to be meaningful.